EXHIBIT 10.1
U.S. BANCORP
2005 OUTSIDE DIRECTORS DEFERRED COMPENSATION PLAN

U.S. BANCORP
2005 OUTSIDE DIRECTORS DEFERRED COMPENSATION PLAN

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U.S. BANCORP
2005 OUTSIDE DIRECTORS DEFERRED COMPENSATION PLAN
     U.S. Bancorp currently maintains the U.S. Bancorp Corporation Deferred Compensation Plan (formerly known as the Firstar Corporation Deferred Compensation Plan and the Star Banc Corporation Deferred Compensation Plan) for the benefit of its and its Affiliates’ (as hereinafter defined) eligible executive employees and outside directors, the Firstar Corporation Directors’ Deferred Compensation Plan for the benefit of U.S. Bancorp’s and its Affiliates’ directors and such other deferred compensation plans or arrangements designated by the Committee (as defined herein) and in effect and not otherwise listed above (collectively, such plans being referred to as the “Prior Plans,” and individually, a “Prior Plan”) and the U.S. Bancorp Outside Directors Deferred Compensation Plan. The purpose of this Plan is, in part, to consolidate the benefits accrued under all Prior Plans not consolidated under the U.S. Bancorp Outside Directors Deferred Compensation Plan for directors of U.S. Bancorp and its Affiliates into a single deferred compensation plan, and any benefits provided under this Plan shall be in lieu of any benefits accrued under any of the Prior Plans. This Plan shall be unfunded for tax purposes and for purposes. This Plan shall be effective as of January 1, 2005.

ARTICLE I
DEFINITIONS
     1.1 Definitions. Whenever the following initially capitalized words and phrases are used in this Plan, they shall have the meanings specified below unless the context clearly indicates otherwise:
     (1) The term “Affiliate” (a) shall mean any corporation, limited liability company, partnership or other entity designated by the Board or Committee as an affiliate of the Company and (b) automatically shall include any “Affiliate,” as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the first sentence of Section 1.1(6), clause (b) shall not apply.
     (2) The term “Affiliated Group” shall mean the Company and each of its Affiliates that is described in Appendix A and has adopted this Plan. To the extent required by Code Section 409A and the regulations and administrative guidance issued thereunder, “Affiliated Group” shall mean the Company and any other corporation, limited liability company, partnership or other entity or person with whom the Company would be considered a single employer under Code Section 414(b) and/or Code Section 414(c).
     (3) The term “Beneficiary” shall mean such person or legal entity as may be designated by a Director or a Participant in accordance with Article VI or otherwise entitled under Section 6.1 to receive benefits hereunder upon the death of such Participant.
     (4) The term “Benefit Commencement Date,” with respect to a Participant, shall mean the first Valuation Date following the earlier of his Retirement or Termination of Services with the Affiliated Group.
     (5) The term “Board” or “Board of Directors” shall mean the Board of Directors of the Company.
     (6) The term “Change in Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the Company’s assets but only if such change satisfies the requirements of Code Section 409A(a)(2)(A)(v) and the regulations and administrative guidance issued thereunder. Notwithstanding the foregoing to the contrary, for purposes of Section 9.2, “Change in Control” shall mean any of the following occurring after the Effective Date:
(a)	The acquisition by any Person (as defined in Section 1.1(6)(e)(2)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (1) the then outstanding shares of Common Stock (as defined in Section 1.1(6)(e)(1)) (the

“Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by a subsidiary of the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or a subsidiary of the Company (a “Company Entity”) or (iv) any acquisition by any corporation pursuant to a transaction that complies with clause (i), (ii) or (iii) of this clause (a); or

(b)	Individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors (except as a result of the death, retirement or disability of one or more members of the Incumbent Board); provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, (1) any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board, (2) any director designated by or on behalf of a Person who has entered into an agreement with the Company (or which is contemplating entering into an agreement) to effect a Business Combination (as defined in Section 1.1(6)(c) with one or more entities that are not Company Entities or (3) any director who serves in connection with the act of the Board of Directors of increasing the number of directors and filling vacancies in connection with, or in contemplation of, any such Business Combination; or

(c)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any Company Entity or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(d)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(e)	For purposes of this Section 1.1(6) and to the extent not inconsistent with the requirements of Code Section 409A, the following definitions shall apply:
(1)	“Common Stock” shall mean the common stock of the Company.

(2)	“Person” shall be defined as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.
     (7) The term “Code” shall mean the Internal Revenue Code of 1986, as amended.
     (8) The term “Committee” shall mean the Compensation Committee of the Board or any other Committee of the Board designated by the Board to administer the Plan.
     (9) The term “Company” shall mean U.S. Bancorp or any successor thereto.
     (10) The term “Deferrals” shall mean that portion of the Director’s or Participant’s Eligible Director’s Compensation that the Director or Participant voluntarily and irrevocably elects to defer pursuant to Section 3.1 of the Plan in accordance with a Deferred Compensation Agreement.
     (11) The term “Deferred Compensation Account” shall mean the recordkeeping account established by the Company for each Participant to which his Deferrals are credited and from which distributions to the Participant or to his Beneficiary are made.

     (12) The term “Deferred Compensation Account Balance” or “Account Balance” shall mean, with respect to a Participant, the total amount credited to that Participant’s Deferred Compensation Account. The “Deferred Compensation Account Balance” or “Account Balance” shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of amounts to be paid to a Participant, or such Participant’s Beneficiary, under the Plan.
     (13) The term “Deferred Compensation Agreement” shall mean a document (or documents) as provided from time to time by the Company or the Committee pursuant to which a Director voluntarily enrolls as a Participant under the Plan and irrevocably elects to defer the eligible portion of his Eligible Director’s Compensation and pursuant to Section 3.1 of the Plan. In the case of a Prior Plan Participant (as defined in Section 2.1), “Deferred Compensation Agreement” shall mean a document (or documents) as provided from time to time from the Company or Committee pursuant to which such Participant elects to transfer his accrued benefit under each of the Prior Plans to this Plan and to look solely to this Plan in satisfaction of the Company’s obligation under this Plan and any Prior Plan.
     (14) The term “Director” shall mean a member of the Board who is not an Employee.
     (15) The term “Director’s Compensation,” with respect to a Director or a Participant, shall mean the director fees that would have been received by the Director or Participant from the Affiliated Group for services rendered as a Director but for any deferral election under this Plan.
     (16) The term “Disability” shall mean a period of permanent disability during which the Participant would have qualified for permanent disability benefits under the Company’s long-term disability plan had the Participant been a participant in such a plan, as determined by the Committee in its sole discretion.
     (17) The term “Effective Date” shall mean January 1, 2005.
     (18) The term “Eligible Director’s Compensation,” with respect to a Director or Participant for any Plan Year, shall mean the portion of his Director’s Compensation for that Plan Year that is attributable to services performed during such Plan Year and after the effective date of any deferral election under Section 3.1 (determined in accordance with Section 3.2) concerning such Director’s Compensation.
     (19) The term “Employee” shall mean a person who is treated by the Affiliated Group as a common law employee of the Affiliated Group.
     (20) The term “Financial Hardship,” with respect to a Participant, shall mean a severe financial hardship and unexpected need for cash resulting from a sudden and unexpected: (i) illness or accident of that Participant, the Participant’s spouse or the

Participant’s dependent (as defined in Code Section 152(a)); (ii) loss of such Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or such other similar extraordinary and unforeseeable circumstances or emergencies arising as a result of events beyond the control of such Participant, all as determined by the Committee based on all the relevant facts and circumstances and in accordance with the requirements of Code Section 409A(a)(2)(B)(ii)(I).
     (21) The term “Participant” shall mean (a) a Director (i) who has elected to participate in the Plan and to defer the eligible portion of such Participant’s Eligible Director’s Compensation pursuant to an executed Deferred Compensation Agreement, and (ii) whose participation in the Plan has not been terminated and (b) any Director who becomes a participant under Section 2.1.
     (22) The term “Plan” shall mean the U.S. Bancorp 2005 Outside Directors Deferred Compensation Plan.
     (23) The term “Plan Year” shall mean a calendar year beginning each January 1 and ending each December 31.
     (24) The term “Retirement,” “Retire(s)” or “Retired” shall mean termination of performing Director services with the Affiliated Group on or after attainment of age 65 for any reason other than death or Disability but only to the extent such Participant is determined by the Committee (or its designee) to have suffered a “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) and the regulations and administrative guidance issued thereunder).
     (25) The term “Shares” shall mean shares of common stock of the Company.
     (26) The term “Termination of Services” shall mean the termination of services with the Affiliated Group as a Director, voluntarily or involuntarily, for any reason other than Retirement or death but only to the extent such Participant is determined by the Committee (or its designee) to have suffered a “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) and the regulations and administrative guidance issued thereunder).
     (27) The term “Valuation Date” shall mean each day on which the New York Stock Exchange is open for business.
     1.2 Number and Gender. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply, and references to the male gender shall be construed as applicable to the female gender where applicable, and vice versa.

ARTICLE II
PARTICIPATION BY SELECTED EMPLOYEES
     2.1 Participation. Participation in the Plan is limited to Directors. A Director shall become a Participant in the Plan effective as of the date designated by the Board or Committee if he is then a Director but in no event before execution and delivery by such Director of a Deferred Compensation Agreement pursuant to Section 3.1 hereof and approval by the Committee (or its designee). Any Director who was a participant in any of the Prior Plans on December 31, 2004 (a “Prior Plan Participant”) shall become a participant in this Plan as of January 1, 2005 provided that such Participant has duly executed and delivered to the Committee by December 31, 2004 his or her Deferred Compensation Agreement.
     2.2 Cessation of Active Participation. A Participant who (i) suffers a Termination of Services, Retires or dies, or (ii) ceases to be a Director shall immediately thereupon cease active participation in the Plan.

ARTICLE III
ANNUAL DEFERRALS
     3.1 Deferral Election. (a) On or before December 31 of each calendar year, each Director may irrevocably elect, by completing and executing an appropriate Deferred Compensation Agreement and delivering it to the Committee (or its designee), to defer (a “deferral election”) under the Plan any portion up to 100% of such Director’s Eligible Director’s Compensation for the Plan Year immediately following such calendar year.
     (b) In the case of a Director’s Plan Year in which such Director is first eligible to become a Participant in the Plan and has never participated in any other plan required to be aggregated with this Plan with respect to such Director under Code Section 409A and the applicable provisions of the regulations and administrative guidance issued thereunder, within thirty (30) days after the earliest date designated by the Board or Committee as of which such Director is first eligible to become a Participant in the Plan, each such Director, in lieu of making a deferral election in accordance with Section 3.1(a), may irrevocably elect by completing and executing an appropriate Deferred Compensation Agreement and delivering it to the Committee (or its designee), to defer (a “deferral election”) under the Plan any portion up to 100% of the portion of such Director’s Eligible Director’s Compensation for services performed immediately after the effective date of his or her deferral election to the end of the Plan Year. The determination of the portion of a Director’s Eligible Director’s Compensation for services performed immediately after the effective date of his deferral election to the end of the Plan Year shall be made in a manner not inconsistent with the requirements of Code Section 409A and the regulations and administrative guidance issued thereunder.
     (c) Unless a Director’s deferral election meets the requirements of Section 3.1(a) or (b) above for the applicable Plan Year, no portion of such Director’s Eligible Director’s Compensation for that Plan Year shall be deferred under the Plan for that Plan Year. In addition, notwithstanding Sections 3.1(a) and (b) above, to the extent the amount of Deferrals attributable to Eligible Director’s Compensation of a Director for any Plan Year is expected to be less than $1,000.00, no portion of such Director’s Eligible Director’s Compensation for that Plan Year shall be deferred under the Plan.

     3.2 Effective Date of Deferral. A Director’s deferral election under Section 3.1 with respect to such Director’s Eligible Director’s Compensation shall be effective and irrevocable upon (a) delivery (and approval) of an applicable Eligible Director’s Deferred Compensation Agreement to (by) the Committee (or its designee) and (b) expiration of the deadline for making such deferral election, as provided in Section 3.1.

ARTICLE IV
ACCOUNTS
     4.1 Establishment of Deferred Compensation Accounts. For purposes of the Plan, the Company shall cause a separate Deferred Compensation Account to be established in the name of each Participant. Each Prior Plan Participant shall receive a credit to such Participant’s Deferred Compensation Account at the beginning of January 1, 2005 equal to the sum of the amounts credited to such Participant’s accounts under each Prior Plan on December 31, 2004 and such amounts shall be thereafter adjusted in accordance with Section 4.2 and administered in accordance with the terms of this Plan. The Deferrals of a Participant shall be credited to such Participant Deferred Compensation Account as soon as administratively feasible on or after the date such Deferrals would have otherwise been paid to such Participant if they were not deferred. All amounts credited to a Participant’s Deferred Compensation Account shall be adjusted in the manner determined under Section 4.2.
     4.2 Crediting/Debiting of Account. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee (or its designee), in its sole discretion, a Participant’s Deferred Compensation Account Balance shall be adjusted in accordance with the following rules:
     (a) Election of Measurement Funds. Each Director or Prior Plan Participant shall elect on his or her Deferred Compensation Agreement or such other form designated by the Committee (or its designee) for such purpose the Measurement Fund(s) that will be used to determine the adjustment amounts to be credited to or debited from his or her Deferred Compensation Account for the applicable Plan Year or portion thereof in which the Director or Prior Plan Participant commences participation in the Plan and continuing thereafter for each subsequent Plan Year in which such Director or Participant participates in the Plan, unless changed in accordance with the next sentence. Commencing with the first calendar quarter beginning after a Participant’s commencement of participation in the Plan and continuing thereafter for each calendar quarter in which the Participant participates in the Plan, but no later than the last Valuation Date in the applicable calendar quarter, the Participant may (but is not required to) elect, by submitting such election on a form designated by the Committee (or its designee) for such purpose to the Committee (or its designee) that is accepted and approved by the Committee (or its designee) or in such other manner required by the Committee (or its designee), to change the Measurement Fund(s) to be used to determine the adjustment amounts to be credited to or debited from such Participant’s Deferred Compensation Account. If an election is made in accordance with the previous sentence, it shall apply no later than the Valuation Date immediately following the date of receipt and approval by the Committee (or its designee) and shall continue thereafter for each subsequent calendar quarter in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.
     (b) Proportionate Allocation. Any election under Section 4.2(a) above shall result in 100% of a Participant’s Deferred Compensation Account Balance being allocated among the Measurement Fund(s) elected by the Participant as if the Participant was making an actual investment in the Measurement Fund(s) equal to the portion of such Participant’s Deferred Compensation Account Balance allocated to such Measurement Fund(s).
     (c) Measurement Funds. A Participant must elect at least one of the Measurement Funds described in Appendix B for the purpose of determining the manner in which such Participant’s Deferred Compensation Account Balance is to be adjusted. The Measurement Funds established by the Committee (or its designee) and described in Appendix B shall include a Company stock fund, which will be invested in Shares, mutual funds selected and approved by the Committee (or its designee) and a money market fund selected and approved by the Committee (or its designee). The Committee (or its designee) shall duly consider, but is not required to approve, the Participant’s requested election of the Measurement Fund or Funds or the Participant’s requested change in the Measurement Fund or Funds. In all events, the Participant’s Deferred Compensation Account Balance shall be determined by reference to such Measurement Fund(s) as the Committee (or its designee) shall have selected from time to time with respect to the Participant’s Deferred Compensation Account Balance. As necessary, the Committee (or its designee) may, in its sole discretion, discontinue, substitute or add a Measurement Fund(s). Each such action will take effect as of the earliest Valuation Date that follows by at least 30 days the date as of which the Committee (or its designee) gives Participants advance written notice of such change unless the Committee (or its designee) determines circumstances warrant a shorter advance notice.
     (d) Crediting or Debiting Method. The performance of the elected Measurement Fund(s) (either positive or negative) will be determined by the Committee (or its designee), in its sole discretion, based on the performance of the Measurement Fund(s) itself (taken into account the reinvestment of dividends, capital gains and interest income distributions therefrom). A Participant’s Deferred Compensation Account Balance shall be debited or credited as of the end of each Valuation Date, based on the performance of the applicable Measurement Fund(s) (at the closing price on such Valuation Date) selected by the Participant, as determined by the Committee (or its designee) in its sole discretion, as though (i) the Participant’s Deferred Compensation Account Balance was invested in the Measurement Fund(s) in the manner selected by the Participant and in effect as of the end of each such Valuation Date (at the closing price on such Valuation Date); (ii) any Deferrals and any other amounts credited to the Participant’s Deferred Compensation Account on that Valuation Date were invested in the Measurement Fund(s) (at the closing price on such Valuation Date) selected by the Participant and in effect as of the end of that Valuation Date; and (iii) any distribution made to a Participant that decreases such Participant’s Deferred Compensation Account Balance ceased to be invested in the applicable Measurement Fund(s) (at the closing price on such Valuation Date) as of the Valuation Date immediately preceding the date as of which such distribution occurred.
     (e) No Actual Investments. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election or deemed election of any such Measurement Fund(s), the allocation of his or her Deferred Compensation Account Balance thereto, the calculation of adjustment amounts and the crediting or debiting of such amounts to a Participant’s Deferred Compensation Account Balance shall not be considered or construed in any manner as an actual investment of such Participant’s Deferred Compensation Account Balance in any such Measurement Fund. If the Company decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Deferred Compensation Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on such Participant’s behalf by the Company. The Participants shall, at all times, remain unsecured creditors of the Company.

ARTICLE V
DISTRIBUTIONS
     5.1 In General. Except as otherwise provided in this Article V, the Deferred Compensation Account Balance of a Participant shall be payable to such Participant (or, in the case of the death of a Participant, his Beneficiary) in the manner determined under Section 5.5.
     5.2 Hardship Distributions. At any time before payment in full of amounts credited to the Deferred Compensation Account of a Participant, the Participant may submit a written request to the Committee (or its designee) for the distribution of all or a portion of such Participant’s Deferred Compensation Account Balance because of a Financial Hardship. Any such request must show sufficient facts as are necessary to establish that a Financial Hardship with respect to such Participant has occurred. If the Committee (or its designee) grants such request, (a) the Committee (or its designee) shall cancel the Participant’s deferral election under Section 3.1 for the remaining part of the Plan Year in which a payment under this Section 5.2 was made as a result of such Financial Hardship and (b) the amounts distributed with respect to such Financial Hardship shall not exceed the amounts necessary to satisfy such Financial Hardship (which shall include amounts necessary to pay Federal, state and local income taxes and penalties reasonably anticipated from the distribution), after taking into account the extent to which such Financial Hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of such Participant’s deferral election under this Section 5.2. Any payment made under this Section 5.2 shall be made in a lump sum as of the date on which such Financial Hardship occurs and shall be subject to the requirements and limitations of Code Section 409A(a)(2)(B)(ii)(II) and the regulations and administrative guidance issued thereunder.
     5.3 Distributions to Incompetents. If the Committee (or its designee) determines, in its discretion, that a payment under the Plan is to be made to a minor, a person declared incompetent or to a person incapable of handling his or her property, the Committee (or its designee) may direct such payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee (or its designee) may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to making such payment. Any such payment shall be a payment for the account of the Participant and a Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
     5.4 Court Ordered Distributions. The Committee (or its designee) is authorized to make any payments required by a domestic relations order (as defined in Code Section 414(p)(1)(B)) to an individual other than the Participant who is the subject of such order at the time and in the manner necessary to fulfill such order.
     5.5 Method of Payment. Each Participant shall elect (a “distribution election”) the manner in which his or her Deferred Compensation Account Balance attributable to each Plan Year’s Deferrals under this Plan will be distributed to him or her at the time he or she makes a deferral election under Section 3.1. Any such distribution election shall be irrevocable after it is made and approved by the Committee (or its designee) and shall apply only to Deferrals for the Plan Year for which such deferral election was made. A Participant may elect among the following forms of payment: a lump sum or annual installments over a five (5)-year, ten (10)-year, fifteen (15)-year or twenty (20)-year period. Unless otherwise elected by a Participant in the Deferred Compensation Agreement for the applicable Plan Year and approved by the Committee (or its designee) and unless otherwise described below, distributions of such Participant’s Deferred Compensation Account Balance shall be made as of his Benefit Commencement Date in a lump sum in cash or in property consisting of the Measurement Fund(s) most recently approved to be used for determining the amounts to be credited or debited from such Participant’s Deferred Compensation Account, as elected by the Participant and approved by the Committee (or its designee). If a Participant dies before payment of any amounts payable under the Plan with respect to him or her commences, such Participant’s Deferred Compensation Account Balance shall be paid in a lump sum to such Participant’s Beneficiary as of the first Valuation Date following the Committee’s (or its designee’s) receipt of sufficient notice of such Participant’s death. If a Participant dies after payment of any portion of amounts payable under the Plan with respect to him or her commences but before all amounts payable under the Plan with respect to him or her have been paid, any such remaining amounts shall be paid to such Participant’s Beneficiary in a lump sum as of the first Valuation Date following the Committee’s (or its designee’s) receipt of sufficient notice of such Participant’s death. Notwithstanding the foregoing, any lump sum distributions of the Deferred Compensation

Account Balance of a Participant that reflects a deemed investment in the Company stock fund shall (unless otherwise determined by the Committee) be distributed in Shares, except that any deemed fractional Shares shall be paid in cash. Notwithstanding the foregoing, the distribution of any portion of a Participant’s Deferred Compensation Account Balance attributable to his or her benefits under a Prior Plan, if any, shall be made in the same payment form that was in effect for such benefits under such Prior Plan as of December 31, 2004, and, if no such payment form was in effect under such Prior Plan as of December 31, 2004, distribution of such amount shall be made in a lump sum in accordance with this Section 5.5.
     5.6 Distribution for Code Section 409A Violation. If the Plan fails to meet the requirements of Code Section 409A with respect to a Participant, the Committee (or its designee) may distribute such Participant’s Deferred Compensation Account Balance as soon as administratively feasible following discovery of such failure, but only to the extent of the amount required to be included in such Participant’s gross income as a result of the failure to comply with the requirements of Code Section 409A and the regulations issued thereunder.
     5.7 Distribution Upon Plan Termination. Upon the termination of this Plan, the Committee (or its designee) may distribute a Participant’s Deferred Compensation Account Balance as soon as administratively feasible following such termination, provided that one of the following conditions is satisfied:
     (a) Such Plan termination occurs, at the Committee’s (or its designee’s) discretion, within twelve months of a corporate dissolution of the Affiliated Group taxed under Code Section 331 or with the approval of a bankruptcy court under Title 11 U.S.C. Section 503(b)(1)(A), provided that each Participant’s Deferred Compensation Account Balance is included in the applicable Participant’s gross income in the latest of:
     (1) The calendar year in which the Plan terminates;
     (2) The calendar year in which such Deferred Compensation Account Balance is no longer subject to a substantial risk of forfeiture; or
     (3) The first calendar year in which such distribution is administratively practicable;
     (b) Such Plan termination occurs, at the Committee’s (or its designee’s) discretion, within the thirty (30) days preceding or the twelve (12) months following a Change in Control. For purposes of this Section 5.7, the Plan will be treated as terminated only if all substantially similar plans or arrangements sponsored by the

Affiliated Group are terminated so that each Participant in the Plan and all participants under substantially similar plans or arrangements are required to receive all amounts of compensation deferred under this Plan and the other terminated plans or arrangements within twelve (12) months of the date of termination of the Plan and other substantially similar plans or arrangements;
     (c) Such Plan termination occurs, at the Affiliated Group discretion, at any time, provided that, with respect to a Participant in the Plan:
     (1) All plans or arrangements sponsored by the Affiliated Group that would be aggregated with the Plan under Code Section 409A and the applicable provisions of the regulations and administrative guidance issued thereunder if such Participant participated in all of such plans or arrangements (the “Aggregated Participant Plans”) are terminated.
     (2) No payments other than payments that would be payable under the terms of that Participant’s Aggregated Participant Plans if the Plan termination had not occurred are made within twelve (12) months of the termination of the Participant’s Aggregated Participant Plans;
     (3) All payments are made within twenty-four (24) months of the termination of such Participant’s Aggregated Participant Plans; and
     (4) The Affiliated Group does not adopt at any time within five (5) years following the date of termination of the Plan a new arrangement that would become a part of that Participant’s Aggregated Participant Plans if that Participant participated both in such new arrangement and the Plan.
     5.8 Valuation of Distributions. All distributions under the Plan shall be based upon a Participant’s Deferred Compensation Account Balance as of the end of the Valuation Date immediately preceding the date of distribution.
     5.9 Right to Withhold Taxes. To the extent required by law in effect at the time a distribution is made from the Plan, the Company or its agents shall have the right to withhold or deduct from any distributions or payments any taxes required to be withheld by federal, state or local governments.
     5.10 Timing of Actual Distributions. Any distribution or payment of any portion of a Participant’s Deferred Compensation Account Balance shall be treated as made as of the date designated under the applicable provisions of this Article V only if (a) such distribution or payment does not occur before such date and (b) such distribution or payment actually occurs by the applicable deadline permitted for such distribution or payment under Code Section 409A and the regulations and administrative guidance issued thereunder.

     5.11 Limitations on Distribution. Except as otherwise provided in this Article V, no distribution of any portion of a Participant’s Deferred Compensation Account Balance (and no acceleration of the time or schedule of any payment or amount scheduled to be paid pursuant to a payment under the Plan) shall be permitted under the Plan.

ARTICLE VI
BENEFICIARIES
     6.1 Beneficiary Designation. Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the death of a Participant, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation shall revoke all prior designations by such Participant, shall be in a form prescribed by the Committee (or its designee), and shall be effective only when approved by the Committee (or its designee) during the Participant’s lifetime.
     6.2 No Beneficiary Designation. In the absence of a valid Beneficiary designation, or if, at the time any Plan payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Committee (or its designee) shall pay any such Plan payment to the Participant’s spouse, or, if none, to the Participant’s lawful issue, per stirpes or, if none to the Participant’s estate. In determining the existence or identity of anyone entitled to receive a Plan payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Committee (or its designee), in its sole discretion, may distribute such payment to the estate of the Participant without liability for any taxes or other consequences that might flow therefrom, or may take such other action as the Committee (or its designee) deems to be appropriate, provided that such action is not inconsistent with the requirements of Code Section 409A and the regulations and administrative guidance issued thereunder.

ARTICLE VII
FUNDING AND PARTICIPANT’S INTEREST
     7.1 Plan Unfunded. The Plan shall be unfunded and no trust or special deposit shall be created, or deemed to be created, by the Plan or the Company. The crediting of amounts to the Deferred Compensation Account of a Participant shall be made through recordkeeping entries. No actual funds or Shares shall be segregated, reserved, or otherwise set aside; provided, however, that nothing herein shall prevent the Company from establishing one or more grantor trusts from which distributions due under the Plan may be paid. All distributions shall be paid by the Company from its general assets and/or one or more grantor trusts established by the Company and a Participant or a Beneficiary shall have the rights of a general, unsecured creditor against the Company for any distributions due hereunder. The benefits provided to Participants under the Plan constitute a mere promise by the Company to make such payments in the future.
     7.2. Interests of Participants Under the Plan. Each Participant has an interest only in the cash value of his or her Deferred Compensation Account. No Participant shall have any right or interest in any specific fund, stock or securities.

ARTICLE VIII
ADMINISTRATION AND INTERPRETATION
     8.1 Administration. The Plan shall be administered by the Committee, which may delegate all or a portion of its duties to one or more employees of the Company. The Committee has, to the extent appropriate and in addition to the powers described elsewhere in the Plan, full discretionary authority to construe and interpret the terms and provision of the Plan; to make factual determinations concerning a Participant’s eligibility for benefits under the Plan and other administrative matters relating to a Participant’s Deferred Compensation Account; to adopt, alter and repeal administrative rules, guidelines and practices governing the Plan; to perform all acts, including the delegation of its administrative responsibilities to advisors or other persons who may or may not be employees of the Company; and to rely upon the information or opinions of legal counsel or experts selected to render advice with respect to the Plan, as it shall deem advisable, with respect to the administration of the Plan. Any action to be taken by the Committee shall be taken by a majority of its members, either at a meeting or by written instrument approved by such majority in the absence of a meeting. A written resolution or memorandum signed by one Committee member and the secretary of the Committee shall be sufficient evidence to any person of any action taken under the Plan.
     8.2 Interpretation. The Committee (or its designee) may take any action, correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any election hereunder, in the manner and to the extent it shall deem necessary to carry the Plan into effect or to carry out the Board’s purposes in adopting the Plan. Any decision, interpretation or other action made or taken by the Committee (or its designee) arising out of or in connection with the Plan, shall be within the absolute discretion of the Committee (or its designee), and shall be final, binding and conclusive on the Company as well as all Participants, Beneficiaries and their respective heirs, executors, administrators, successors and assigns. The determinations by the Committee (or its designee) with respect to the Plan need not be uniform, and may be made selectively among Directors, whether or not they are similarly situated.
     8.3 Records and Reports. The Committee (or its designee) shall keep a record of proceedings and actions and shall maintain or cause to be maintained all such books of account, records, and other data as shall be necessary for the proper administration of the Plan. Such records shall contain all relevant data pertaining to individual Participants and their rights under the Plan.
     8.4 Payment of Expenses. The Company shall bear all expenses incurred by it and by the Committee in administering the Plan.
     8.5 Indemnification for Liability. The Company shall indemnify the Committee, and the employees of the Company to whom the Committee delegates duties under the Plan against any and all claims, losses, damages, expenses and liabilities arising from their responsibilities in connection with the Plan.
     8.6 Claims Procedure. If a claim for benefits or for participation under the Plan is denied in whole or in part, a Participant shall receive written notification. Any such notification shall include specific reasons for the denial, specific reference to pertinent provisions of the Plan, a description of any additional material or information necessary to process the claim and why such material or information is necessary, and an explanation of the claims review procedure. If the Committee fails to respond within 90 days, the claim shall be treated as denied.
     Within 60 days after the claim is denied or, if the claim is deemed denied, within 150 days after the claim is filed, a Participant (or his or her duly authorized representative) may file a written request with the Committee for a review of his or her denied claim. The Participant may review pertinent documents that were used in processing his or her claim, submit pertinent documents, and address issues and comments in writing to the Committee. The Committee (or its designee) shall notify the Participant of its final decision in writing. In its response, the Committee (or its designee) shall explain the reason for the decision, with specific references to pertinent Plan provisions on which the decision was annual based. If the Committee (or its designee) fails to respond to the request for review within 60 days, the claim shall be treated as denied.

ARTICLE IX
AMENDMENT AND TERMINATION
     9.1 In General. Subject to Section 9.2 hereof, the Committee may at any time amend or terminate any or all of the provisions of the Plan in any manner; provided, however, that in no event shall any such amendment or termination adversely affect the right of any Participant or Beneficiary to a payment under the Plan on the basis of amounts allocated to the Deferred Compensation Account of a Participant as of the date of such amendment or termination. In the event that the Plan is discontinued with respect to future Deferrals or terminated, each Participant’s Deferred Compensation Account Balance shall be distributed in accordance with, and subject to the requirements of, Article V. Notwithstanding any provision to the contrary in the Plan, nothing shall restrict the Committee’s right to amend the Plan, without the consent of Participants and without additional consideration to affected Participants, to the extent necessary to avoid taxation and/or penalties under Code Section 409A, even if such amendments reduce, restrict or eliminate rights or benefits granted under the Plan.
     9.2 Termination After Change in Control. Notwithstanding the Section 9.1, the Committee may not amend or terminate the Plan without the prior written consent of all Participants for a period of two calendar years following a Change in Control, provided that each Participant’s Deferred Compensation Account Balance shall be distributed in accordance with, and subject to the requirements of, Article V.

ARTICLE X
MISCELLANEOUS PROVISIONS
     10.1 Information to be Furnished by Participants and Beneficiaries and Inability to Locate. Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the records of the Company shall be binding on the Participant or Beneficiary for all purposes of the Plan. Neither the Company nor the Committee (or its designee) shall be obliged to search for any Participant or Beneficiary beyond the sending of a certified or registered mail letter to such last known address. If the Company or the Committee (or its designee) notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his continued life and location known to the Company or the Committee (or its designee) within three years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Company or the Committee (or its designee) the Company or the Committee (or its designee) may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Company or the Committee (or its designee), in its sole discretion, determines. If the Company or the Committee (or its designee) determines that the continued life or the location of the Participant or Beneficiary cannot be determined, the Company or the Committee (or its designee) shall have the right to direct that the amount payable shall be deemed to be a forfeiture.
     10.2 Right of the Company to Take Employment Actions. The maintenance of the Plan shall not be deemed to constitute a contract between the Company and any Director, or to be a consideration for, or an inducement or condition of, the employment of any Director. Nothing herein contained, or any action taken hereunder, shall be deemed to give a Director the right to be retained in the employ of the Company or to interfere with the right of the Company to discipline or discharge a Director at any time, nor shall it be deemed to give to the Company the right to require the Director to remain in its employ, nor shall it interfere with any rights of the Director to terminate his or her services at any time.
     10.3 No Alienation of Assignment of Benefits. The rights and interest of a Participant under the Plan shall not be assigned or transferred, either voluntarily or by operation of law or otherwise, except as otherwise provided herein, and the rights of a Participant to payments under the Plan shall not be subject to alienation, attachment, execution, levy, pledge or garnishment by or on behalf of creditors (including heirs, beneficiaries, or dependents) of the Participant or a Beneficiary.
     10.4 Construction. All legal questions pertaining to the Plan shall be determined in accordance with the laws of the State of Minnesota, without reference to conflict of laws provisions.
     10.5 Headings. The headings of the Articles and Sections of the Plan are for reference only. In the event of a conflict between a heading and the contents of an Article or Section, the contents of the Article or Section shall control.
     10.6 Agent for Legal Process. The Company shall be the agent for service of legal process with respect to any matter concerning the Plan, unless and until the Company designates some other person as such agent.
     10.7 Tax Treatment. Although the Committee (or its designee) shall use its best efforts to avoid the imposition of taxation and penalties under Code Section 409A, the tax treatment of Deferrals is not warranted or guaranteed. Neither the Company, the Board, nor the Committee (or its designee) shall be held liable for any taxes, penalties or other monetary amounts owed by any Participant, Director, Beneficiary or other taxpayer as a result of the Plan.
     Executed at ___, as of this 31st day of December, 2004.

U. S. BANCORP

By:

Title:

APPENDIX A
List of Affiliates

U.S. Bank National Association
U.S. Bancorp Asset Management, Inc.
U.S. Bancorp Card Services, Inc.
U.S. Bancorp Fund Services, LLC
U.S. Bancorp Insurance Services, LLC
U.S. Bancorp Investments, Inc.
U.S. Bancorp Equipment Finance, Inc.
U.S. Bancorp Licensing, Inc.
U.S. Bank National Association, ND
U.S. Bank Oliver-Allen Technology Leasing
Housing Capital Company
First Security Investor Reporting, LP
Genpass Service Solutions, LLC
Genpass Technologies, LLC
LADCO Financial Group
Lyon Financial Services, Inc.
NOVA Information Systems, Inc.
Quasar Distributors, LLC

COMPENSATION COMMITTEE OF THE BOARD OF
DIRECTORS OF U.S. BANCORP

Date:__________________
By:

Title:

A-1

APPENDIX B
Measurement Funds

First American Mutual Funds:

Short Term Bond Fund
Intermediate Government Bond Fund
Core Bond Fund
Mid Cap Growth Opportunities Fund
Mid Cap Value Fund
Equity Index Fund
Large Cap Value Fund
Large Cap Growth Opportunities Fund
Small Cap Value Fund
Small Cap Growth Opportunities Fund
Prime Obligations Fund

U.S. Bancorp common stock

COMPENSATION COMMITTEE OF THE BOARD OF
DIRECTORS OF U.S. BANCORP

Date: _______________
By:

Title:

B-1